EXHIBIT 5.3

                                  LEGAL OPINION

                                       OF

           HORWITZ & CRON (RE SALE OF STOCK PURSUANT TO REGULATION D)

                             DATED NOVEMBER 17, 2003

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HORWITZ & CRON                                       15615 Alton Parkway,
                                                     Suite 175
                                                     Irvine, California 92618
                                                     ---------------------------
                                                     Telephone: 949 . 450 . 4942
                                                     Facsimile: 949 . 453 . 8774

November 17, 2003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Attn:  Office of Small Business
Washington, D.C. 20549

     RE:  MSTG SOLUTIONS, INC., A NEVADA CORPORATION
          SALE OF STOCK PURSUANT TO REGULATION D
          --------------------------------------

Ladies and Gentlemen:

     Comment #4 of the Commission's October 17, 2003 correspondence requests "an opinion of counsel regarding the materiality of the matter and counsel's opinion regarding the availability of the exemptions claimed in Item 26." We believe the reference to Item 26, was actually to Item 27.

UNDERLYING RELEVANT FACTS

     In August 2001, Gil and Judy Kim decided to pursue a business plan providing various services associated with small business operations, such as incorporating, bookkeeping and website development and hosting. Mr. And Mrs. Kim had a track record of success in network marketing, and as a result, intended to develop a network marketing force for a new company, which was called MSTG Solutions, Inc., a Nevada corporation ("MSTG").

     During the period August 2001 through December 2001, Mr. And Mrs. Kim began to contact their previous business relationships in network marketing and this began the development of what eventually became a sales force of over 3,000 individuals in 2003. The early participants in the network marketing program were provided with incentive stock options at exercise prices ranging from $0.25 to $1.50 per share. The issuance of these options was based solely upon sales performance and no consideration was paid in connection with the issuance of the options.

     Eventually, 451 individuals exercised these options between July 2002 and November 2002. Each of these individuals was provided with a disclosure document and was required to execute a Subscription Agreement. 32 of these individuals were non-accredited investors, the balance were accredited investors. All of these individuals had participated with Mr. and Mrs. Kim, or one of three other key individuals, in other network marketing programs, and as a result, there was a pre-existing business relationship between key participants in the program and everyone exercising options as of the date of this Opinion.

     The Company issued 1,673,767 shares of its Common Stock (the "Shares") in exchange for $615,272, a blended average price of $0.368 cents per share.

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HORWITZ & CRON
--------------

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Attn:  Office of Small Business
Legal Opinion of November 17, 2003
RE:  MSTG SOLUTIONS, INC. , A NEVADA CORPORATION
     SALE OF STOCK PURSUANT TO REGULATION D
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Page 2

LEGAL ANALYSIS
--------------

     The unique feature of MSTG is its network marketing force, comprised of hundreds of individuals who have known each other personally and in business for many years. As a result, no advertising was conducted in connection with the identification and participation of these individuals in the network marketing program. Further, many of these individuals had experienced financial success in previous ventures involving members of the sales force. Between Mr. and Mrs. Kim and a few key initial participants, they were personally aware of the success of these individuals in the past. As a result, over 90% of the initial participants in MSTG's network marketing sales force were accredited investors and MSTG focused its initial efforts on these individuals as it developed its network marketing force. It is believed by Company management that many of these individuals will participate in the after-market for the Company's stock.

     The Company issued the Shares in reliance upon Rules 504 and 505 of Regulation D of the Securities Act of 1933, concluding that an exemption from Registration was available.

     Rule 504 of Regulation D provides for an exemption for limited offerings and sales of securities not exceeding $1,000,000. The requirements of Rule 504 are as follows:

     (1) Section 504(a) provides that the issuer cannot be a Reporting Company under the Securities Exchange Act of 1934, an investment company, or a development state company.

     (2)  The requirements of Rule 502(a), (c) and (d) must be complied with.

     MSTG met the first requirement, that it was not a Reporting Company under the Securities Exchange Act of 1934. Section 12(g) of the Exchange Act defines a two-part test in concluding whether a company is subject to the Registration requirements of the Exchange Act: (1) the issuer must have greater than $1,000,000 in assets; and (2) the issuer must have greater than 500 shareholders. MSTG had $1,400,000 in assets for the year ended July 31, 2002 and $1,200,000 in assets for the year ended July 31, 2003. However, MSTG has never had more than 500 shareholders. Currently, MSTG has 471 shareholders, and as a result, it is not currently a Reporting Company. Upon the subject Registration Statement being declared effective, MSTG will be a Reporting Company and it intends to comply with the requirements of the Exchange Act at that time.

     Rule 502(a) provides for integration of offerings in the event of certain circumstances. We have integrated all issuances and/or exercises of the options for purposes of this analysis. This integration does not cause a violation of Rule 504.

     Rule 502(c) provides, in summary, that there shall be no general advertisement of the offering of the securities. MSTG did not conduct any such advertising. As discussed more extensively in the Rule 505 analysis below, virtually all of its current shareholders had a pre-existing business relationship with Gil Kim, Judy Kim or one of three other key individuals involved in the compilation of the network marketing program. Further, all of these individuals, with the exception of 32 individuals, were accredited investors. As a result of these pre-existing relationships, no general advertising was needed to identify the investors.

     Rule 502(d) requires that there be a limitation upon resale. We have complied with each of the conditions set forth in 502(d). It required the execution of a Subscription Agreement requesting that the holder of the shares represent whether they were an accredited investor. These Subscription Agreements also contained the disclosure regarding resale restrictions as required by 502(d)(2). Finally, a legend was placed upon all of the certificates issued under the options consistent with Rule 502(d)(3). MSTG has retained Transfer Online to act as its transfer agent to assist in compliance with applicable legend requirements.

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HORWITZ & CRON
--------------

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Attn:  Office of Small Business
Legal Opinion of November 17, 2003
RE:  MSTG SOLUTIONS, INC. , A NEVADA CORPORATION
     SALE OF STOCK PURSUANT TO REGULATION D
     -------------------------------------------
Page 3

     MSTG also relied upon Rule 505. Rule 505 requires the following:

     (4) Rule 505(b)(1) requires compliance with Rules 501 and 502 (discussed above);

     (5) Rule 505(b)(2)(i) provides that the aggregate offering price is to be less than $5,000,000. MSTG raised $615,272 in its subject offering.

     (6) Rule 505(b)(2)(ii) requires that the Company sell securities to no more than 35 unaccredited investors. MSTG has sold securities to only 32 unaccredited investors.

     Should you have any questions, or need additional information, please do not hesitate to contact us. We thank you for your prompt and courteous attention to this matter.

                                        Sincerely,

                                        HORWITZ & CRON

                                        /s/ Horwitz & Cron
                                        LWH:sm